Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-163893, No. 333-211817, No. 333-216223, No. 333-225663, No. 333-230918, and No. 333-256428) on Form S-8 and in the registration statement (No. 333-223096) on Form S-3 of Kraton Corporation of our reports dated February 24, 2022, with respect to the financial statements and financial statement schedule II of Kraton Corporation, and the effectiveness of internal control over financial reporting.
(signed)    KPMG LLP
Houston, Texas
February 24, 2022